UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of earliest event reported: March 9, 2020

SMARTFINANCIAL, INC.
(Exact name of registrant as specified in its charter)

Tennessee	333-203449	62-1173944
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5401 Kingston Pike, Suite 600
Knoxville, Tennessee	37919
(Address of Principal Executive Offices)	(Zip Code)

(Registrant’s telephone number, including area code:) (865) 437-5700
Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of Exchange on which Registered
Common Stock, par value $1.00 per share	SMBK	The Nasdaq Stock Market
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 9, 2020, SmartFinancial, Inc., a Tennessee corporation (the “Company”) entered into an Executive Change in Control Agreement (the “Change in Control Agreement”) with W. Miller Welborn, the Company’s Executive Chairman.

The Change in Control Agreement provides that if a “change in control” (as defined in the Change in Control Agreement) of the Company occurs and immediately following the change in control, Mr. Welborn will not be employed by, serve on the board of directors of, or be compensated for services rendered in any capacity by the Company or any successor or affiliate of the Company, the Company (or its successor) will pay to Mr. Welborn a lump sum amount within 60 days following the change in control equal to two times the sum of his base salary immediately prior to the change in control and the average of the two most recent annual cash bonuses paid to him prior to the change in control.

To receive severance benefits under the Change in Control Agreement, Mr. Welborn must enter into a separation agreement with the Company containing a full release of claims and covenant not to sue, and comply with certain restrictive covenants, including non-competition and non-solicitation of customers and employees for a period of one year following his termination of employment.

In addition, on March 9, 2020, the Company entered into Employment Agreements (the “Employment Agreements”) with William Y. Carroll, Jr., the Company’s President and Chief Executive Officer, and Ronald J. Gorczynski, the Company’s Executive Vice President, Chief Financial Officer.

The Employment Agreements have an initial term of two years, and thereafter automatically renew for additional one-year terms, unless either party gives the other party written notice of non-renewal at least 60 days prior to the end of the then-current term.

Pursuant to the Employment Agreements, the executives will earn a base salary ($470,000 for Mr. Carroll and $257,500 for Mr. Gorczynski), subject to annual review by the Company’s Board of Directors, and will be eligible to earn an annual cash bonus based on achievement of performance measures established by the Board of Directors, and will be eligible for retirement and health and welfare benefits available to employees of the Company generally. In addition, Mr. Carroll will be provided with a Company-owned automobile and Mr. Gorczynski will receive an automobile allowance of $750 per month. Mr. Carroll will also be provided an annual allowance of $25,000 for club dues.

In the event the executive’s employment is terminated by the Company without “cause” or by the executive for “good reason” (as such terms are defined in the Employment Agreements), the executive would be entitled to receive a severance payment equal to one times his base salary, payable over 12 months following his termination, plus payment of COBRA health insurance premiums for 12 months following his termination. In the event the executive’s employment is terminated by the Company without “cause” or by the executive for “good reason” within 18 months following a “change in control” (as defined in the Employment Agreements) of the Company, the executive would be entitled to receive a severance payment equal to a multiple (2.99 in the case of Mr. Carroll; 2.0 in the case of Mr. Gorczynski) of the sum of his base salary and the average of the two most recent annual cash bonuses paid to him prior to his termination, payable in a lump sum, plus payment of COBRA health insurance premiums for 18 months following his termination.

To receive severance benefits under the Employment Agreements, the executives must enter into a separation agreement with the Company containing a full release of claims and covenant not to sue, and comply with certain restrictive covenants, including non-competition and non-solicitation of customers and employees for a period of one year following termination of employment.

The foregoing descriptions of the Change in Control Agreement and the Employment Agreements do not purport to be complete and are qualified in their entirety by reference to the full text of these agreements, which are filed herewith as Exhibits 10.1, 10.2 and 10.3, respectively, and are incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits
(d)  Exhibits

Number	Description of Exhibit
10.1	Executive Change in Control Agreement with W. Miller Welborn, dated as of March 9, 2020.
10.2	Employment Agreement with William Y. Carroll, Jr., dated as of March 9, 2020.
10.3	Employment Agreement with Ronald J. Gorczynski, dated as of March 9, 2020.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SMARTFINANCIAL, INC.

Date: March 11, 2020
/s/ William Y. Carroll, Jr.
William Y. Carroll, Jr.
President & Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Executive Change in Control Agreement with W. Miller Welborn, dated as of March 9, 2020.
10.2	Employment Agreement with William Y. Carroll, Jr., dated as of March 9, 2020.
10.3	Employment Agreement with Ronald J. Gorczynski, dated as of March 9, 2020.